ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Maximus Exploration Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

1. The name of the Corporation shall be changed to "Next 1 Interactive, Inc."

2. The resident agent shall be changed to: Vcorp Services, LLC, 1409 Bonita Avenue, Las Vegas, NV, 89104.

3. The aggregate number of shares that the Corporation will have authority to issue is 300,000,000 of which 200,000,000 shares will be common stock, par value $0.00001 per share, and 100,000,000 shares will be preferred stock, par value $0.00001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

97.24%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X/s/ Bill Kerby

Bill Kerby

Signature of Officer

This form must be accompanied by appropriate fees.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After Revised: 7-1-08